Issuer Name: NQ Mobile Inc. Client Name: GSR Associates II, L.P. Symbol: NQ Start Date: [***]* End Date: [***]*

Rule 10b5-1 Sales Plan, Client Representations, and Sales Instructions

GSR Associates II, L.P. (the “Fund”), as of the date below, establishes this Sales Plan (“Plan”) in order to sell American Depository Shares (“Shares”) of NQ Mobile Inc., (“Issuer”) pursuant to the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Fund requests that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) execute the Plan as follows:

1.	Sales Instructions

1.1      Merrill Lynch is authorized to execute transactions in accordance with the attached SEC Rule 10b5-1 Sales Instruction and Notice Provision –Annex (“Sales Instruction”) with respect to the security type “Shares”.

2.	Execution, Average Pricing and Pro Rata Allocation of Sales

The Fund agrees and acknowledges that:

2.1      If the Fund’s order to sell Shares pursuant to the Plan, whether market or limit, is handled by a Merrill Lynch trading desk, the Fund’s order shall be handled as “not held”. A “not held” or “working order” permits a Merrill Lynch trader to use reasonable brokerage judgment, exercising price and time discretion, as to when to execute the order. This provision shall only apply to orders handled by a Merrill Lynch trading desk.

2.2      Merrill Lynch may execute the Fund’s order: (a) in a single transaction or multiple transactions during the course of the trading day, or (b) it may aggregate the Fund’s order with other orders for other sellers of the Issuer’s securities that may or may not have been accepted pursuant to a Rule 10b5-1 sales plan, execute them as a block or in multiple smaller transactions, and allocate an average price to each seller.

2.3      When orders are aggregated, Merrill Lynch shall allocate the proceeds of shares sold pro rata among the sellers, based on the ratio of (x) the shares to be sold and (y) the sum of the proceeds of all shares sold, and Merrill Lynch will provide each seller an “average price confirmation” that identifies the amount of securities sold for the applicable seller together with an average price for sales.

3.	Stock Splits/Reincorporation/Reorganizations

3.1      In the event of a stock split or reverse stock split, the quantity and price at which the Shares are to be sold will be adjusted proportionately.

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Issuer Name: NQ Mobile Inc. Client Name: GSR Associates II, L.P. Symbol: NQ Start Date: [***]* End Date: [***]*

3.2      In the event of a stock dividend or spin-off, the quantity and price at which the Shares are to be sold will be adjusted as instructed by the Issuer. Any adjustment shall only become effective upon receipt by Merrill Lynch of written notice from Issuer as to the occurrence of the dividend or spin-off, as well as specific instructions as to the adjustment to the quantity and price at which Shares are to be sold.

3.3      In the event of a reincorporation or other corporate reorganization resulting in an automatic share-for-share exchange of new shares of the Issuer for the Shares subject to the Plan, then the new shares will automatically replace the Shares originally specified in the Plan.

4.	Account Credit

In the event any scheduled sale of Shares is not executed as provided for in Section 1 (or Section 7, if applicable) of the Plan, upon Merrill Lynch’s knowledge of such event, Merrill Lynch shall sell Shares that should have been sold as soon as reasonably practicable, and will credit the Fund’s account as if such sale had been executed as instructed in Section 1 (or Section 7, if applicable).

5.	Compliance with Rule 144 and Rule 145

5.1      The Fund understands and agrees that if the Fund or any entity or individual acting as the Fund’s general partner, is an affiliate or control person for purposes of Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), or if the Shares subject to the Plan are restricted securities subject to limitations under Rule 144 or eligible for resale under Rule 145, then all sales of Shares under the Plan will be made in accordance with the applicable provisions of Rule 144.

5.2      The Fund requests and authorizes Merrill Lynch to complete and file on behalf of the Fund any Forms 144 (pre-signed on behalf of the Fund) necessary to effect sales under the Plan.

5.3      If appropriate, the Fund understands and agrees that, upon its prompt signature and delivery to Merrill Lynch of Form 144, Merrill Lynch will either (a) make one Form 144 filing at the beginning of each weekly period commencing with the date of the first sale made in connection with this Plan and assuming that Merrill Lynch reasonably believes that sales will be effected during such weekly period under this Plan or (b) file Form 144 for sales made in connection with the Plan.

5.4      A Form 144 shall be filed for all applicable sales pursuant to this Plan and shall indicate that the sales are made pursuant to this Plan.

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Issuer Name: NQ Mobile Inc. Client Name: GSR Associates II, L.P. Symbol: NQ Start Date: [***]* End Date: [***]*

5.5      Merrill Lynch will conduct sales pursuant to Rule 144 or Rule 145 if appropriate, including applying Rule 144 volume limitations for sales under the Plan and sales made by any entity or individual acting as the Fund’s general partner who may be deemed an “affiliate” of the Issuer, which include any entity controlled by James Ding, Richard Lim , Alex Pan, Sonny Wu and Ryann Yapp. The Fund will provide the Venture Services Group at Merrill Lynch prior notice of any sales by any of the entities or individuals acting as the Fund’s general partner and who may be deemed an affiliate of the Issuer not effected by Merrill Lynch.

5.6      The Fund will notify the Venture Services Group at Merrill Lynch prior to taking any action or to causing any other person or entity to take any action that would require the Fund to aggregate sales of Shares pursuant to Rule 144; and not to take any action that would cause the sales of Shares under the Plan not to comply with Rule 144 or Rule 145.

6.	Representations, Warranties and Covenants

In consideration of Merrill Lynch accepting orders to sell securities under this Plan, the Fund makes the following representations, warranties and covenants:

6.1      The Fund has established the Plan (a) in good faith and not as part of any scheme to evade the prohibitions of Rule 10b5-1 adopted under the Exchange Act, (b) in compliance with the requirements of Rule 10b5-1 and (c) at a time when neither the Fund nor any entity or individual authorizing or directing the Fund to enter into this Plan, including the Fund's general partner, was aware of material nonpublic information about the Issuer or its Shares.

6.2      The Fund has consulted with legal counsel and other advisors in connection with its decision to enter into the Plan and has confirmed that the Plan meets the criteria set forth in Rule 10b5-1. The Fund has not received or relied on any representations by Merrill Lynch regarding the Plan’s compliance with Rule 10b5-1.

6.3      The Fund has provided, or caused the Issuer to provide, Merrill Lynch with a certificate completed by the Issuer, substantially in the form of Annex A hereto (“Issuer Certificate”).

6.4      The Fund owns all Shares that are subject to the Plan free and clear of liens or encumbrances of any kind, and/or the Fund will own all such Shares free and clear of liens or encumbrances of any kind at the time of their Sale as provided for in this Plan. There are no restrictions imposed on the Fund, the Shares, to the knowledge of the Fund, or the Issuer that would prevent Merrill Lynch or the Fund from complying with the Plan.

6.5      While the Plan is in effect, except as provided in the Plan, the Fund will not engage in offsetting or hedging transactions in violation of Rule10b5-1; and will notify Merrill Lynch in advance of any sales or purchases of, or derivative transactions on, any of the Issuer’s securities initiated by the Fund. The Fund may engage the Venture Services Group at Merrill Lynch to distribute, or instruct the Venture Services Group at Merrill Lynch to sell other shares of the Issuer other than pursuant to this Plan; provided, however, that any Merrill Lynch employee who facilitates the executing of trades in shares of the Issuer pursuant to this Plan may not be the same individual who facilitates the executing of trades by the Fund in shares of the Issuer outside of this Plan. The parties hereto agree that any such sale engagement, instruction or transaction will not be deemed to modify this Plan unless the Fund so requests in writing in accordance with Section 10 below and will be given by the Fund to Merrill Lynch only if such engagement, instruction or transaction does not contravene any of the representations, warranties or covenants of the Fund in Section 6 of this Plan.

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Issuer Name: NQ Mobile Inc. Client Name: GSR Associates II, L.P. Symbol: NQ Start Date: [***]* End Date: [***]*

6.6      While the Plan is in effect, neither the Fund nor any entity or individual acting as the Fund’s general partner will disclose to any employee of Merrill Lynch, including the Fund’s Private Wealth Advisor or Financial Advisor, any material nonpublic information concerning the Shares or the Issuer. The Fund and Merrill Lynch acknowledge and agree that Merrill Lynch shall not sell Shares pursuant to this Plan at any time when any person at Merrill Lynch executing or effecting such sales is aware of material nonpublic information concerning the Issuer or its securities.

1.  Merrill Lynch shall ensure that any Merrill Lynch trader who has influence over how, when or whether to effect a sale of Shares will not execute sales when such person is aware of material nonpublic information with respect to the Issuer or its Shares.

6.7      While the Plan is in effect, the Fund will not attempt to exercise any influence over how, when or whether to effect sales of Shares.

6.8      The Issuer Certificate shall contain a confirmation from the Issuer that the Plan is in compliance with the Issuer’s insider trading policy.

6.9      The Fund agrees to make or cause to be made all filings required under the Securities Act and/or the Exchange Act, including under Rule 144 and pursuant to Section 13 and Section 16 of the Exchange Act, and any other filings necessary provided however, that Merrill Lynch shall be responsible for the preparation and filing of Forms 144 to the extent set forth in Section 5.2.

6.10      As to delivery requirements:

1.	Prior to the date of execution of any sales specified under the Plan, the Fund agrees to have delivered into the custody of Merrill Lynch the total amount of the Shares that may be sold pursuant to the Plan, together with all transfer documents and other authorizations required for Merrill Lynch to effect settlement of sales of such Shares on the Fund’s behalf.

2.	The Fund agrees that Merrill Lynch’s obligation to execute sales under the Plan is conditioned on the satisfaction of the foregoing delivery requirements.

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Issuer Name: NQ Mobile Inc. Client Name: GSR Associates II, L.P. Symbol: NQ Start Date: [***]* End Date: [***]*

6.11      The Fund agrees to inform Merrill Lynch as soon as possible of the Fund becoming aware of any of the following:

1.	any subsequent restrictions imposed on the Fund due to changes in the securities (or other) laws or of any contractual restrictions imposed on the Issuer that would prevent Merrill Lynch or the Fund from complying with the Plan, and

2.	the occurrence of any event as set forth in the Plan that would cause the Plan to be suspended or terminated under Section 7 or Section 8 of the Plan, respectively.

7.	Suspension

7.1      Sales pursuant to Section 1 above shall be suspended where:

1.	trading of the Shares on the principal exchange or market on which the Shares are traded (“Exchange”) is suspended for any reason;

2.	there is insufficient demand for any or all of the Shares at or above the specified price (e.g., the specified price met but all Shares could not be sold at or above the specified price);

3.	Merrill Lynch, in its sole discretion, determines that there is a legal, regulatory or contractual reason why it cannot effect a sale of Shares;

4.	Merrill Lynch is notified in writing by the Issuer that a sale of Shares should not be effected due to legal, regulatory or contractual restrictions applicable to the Issuer or to the Fund (including without limitation, Regulation M) or other material adverse consequence to the Issuer; or

5.	Merrill Lynch is notified in writing by the Issuer that a public announcement of a public offering of securities by the Issuer has been made in which the shareholder is contractually obligated to a lock-up agreement.

7.2      Merrill Lynch will resume sales in accordance with the Plan as promptly as practicable after (a) Merrill Lynch receives notice in writing from the Issuer that it may resume sales in accordance with Section 1 of the Plan in the case of the occurrence of an Event described in 7.1.4 or 7.1.5 above or (b) Merrill Lynch determines, in its sole discretion, that it may resume sales in accordance with the Plan in the case of the occurrence of an Event described in 7.1.1, 7.1.2 or 7.1.3 above.

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Issuer Name: NQ Mobile Inc. Client Name: GSR Associates II, L.P. Symbol: NQ Start Date: [***]* End Date: [***]*

7.3      Shares allocated under the Plan for sale during a period that has elapsed due to a suspension under this Section will be carried forward to be sold with the next amount of shares to be sold in accordance with Section 1 of the Plan. In the event Section 1 of the Plan provides for an amount of Shares to be sold during a given period pursuant to a limit order, Shares that would otherwise be permitted to be sold during that period, shall, upon lapse of the suspension, nonetheless be carried forward to be sold with the next amount of Shares to be sold in accordance with Section 1 of the Plan.

7.4      Merrill Lynch is released from all liability in connection with any suspension of sales, including, but not limited to, liability for the loss of market value.

7.5      In the event of a suspension, Merrill Lynch will notify the seller as soon as possible.

8.	Termination

The Plan shall terminate on the earliest to occur of the following:

8.1      the termination date listed in the Sales Instruction;

8.2      the completion of all sales contemplated in Section 1 of the Plan;

8.3      the Fund’s or Merrill Lynch’s reasonable determination that: (a) the Plan does not comply with Rule 10b5-1 or other applicable securities laws; (b) the Fund has not complied with the Plan, Rule 10b5-1 or other applicable securities laws; or (c) the Fund has made misstatements in its representations or warranties in Section 6, above;

8.4      receipt by Merrill Lynch of written notice from the Fund of: (a) the filing of a bankruptcy petition by the Issuer; (b) the closing of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the Shares of the Issuer into shares of a company other than the Issuer; or (c) the conversion of the Shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part); or

8.5      receipt by Merrill Lynch of written notice of termination from the Fund.

9.	Indemnification

9.1      The Fund agrees to indemnify and hold harmless Merrill Lynch and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities, including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such claim, arising out of or attributable to Merrill Lynch’s actions taken in compliance with the Plan, any breach by the Fund of the Plan, or any violation by the Fund of applicable federal or state laws or regulations to the extent Merrill Lynch is not otherwise obligated to indemnify the Fund under Section 9.2, provided that such claims, losses, damages and liabilities do not arise out of or are not attributable to the gross negligence or willful misconduct of Merrill Lynch or any of its directors, officers, employees and affiliates in connection with the Plan,. This indemnification shall survive termination of the Plan.

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Issuer Name: NQ Mobile Inc. Client Name: GSR Associates II, L.P. Symbol: NQ Start Date: [***]* End Date: [***]*

9.2      Merrill Lynch agrees to indemnify and hold harmless the Fund and its directors, officers, managers, partners, employees and affiliates from and against all claims, losses, damages and liabilities including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating, any such action or claim, arising out of or attributable to Merrill Lynch’s gross negligence or willful misconduct in connection with the Plan.

10.	Modification and Amendment

The Plan, including the Sales Instruction, may be modified or amended only upon (a) the written agreement of the Fund and Merrill Lynch; (b) the receipt by Merrill Lynch of written confirmation from the Fund to the effect that the representations, warranties and covenants contained in Section 6 above, are true as of the date of such written confirmation; and (c) the receipt by Merrill Lynch of a new Issuer Certificate or written confirmation signed by the Issuer that the representations, warranties and covenants contained in the original Issuer Certificate are true as of the date of such written confirmation. Notwithstanding the foregoing, any such amendment or modification shall only become effective forty-five (45) days after all of the conditions in subsections (a), (b) and (c) of the preceding sentence have been met.

11.	Counterparts

The Plan may be signed in counterparts, each of which will be an original.

12.	Entire Agreement

The Plan, including the representations, warranties and covenants in Section 6, constitutes the entire agreement between the Fund and Merrill Lynch regarding the Plan and supersedes any prior agreements or understandings regarding the Plan.

13.	Governing Law

This Plan will be governed by and construed in accordance with the laws of the State of New York.

14.	Officer & Director Equity Service

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Issuer Name: NQ Mobile Inc. Client Name: GSR Associates II, L.P. Symbol: NQ Start Date: [***]* End Date: [***]*

14.1      The Fund authorizes Merrill Lynch to transmit transaction information via facsimile and/or email regarding open market transactions under the Plan to:

Name: Ryann Yap	Name: Nelson Yuen
Title: CFO	Title: VP Finance
Organization: GSR Venture	Organization: GSR Ventures
Tel:	Tel:
e-mail: ryann@gsrventures.com	e-mail: nelsonyuen@gsrventures.com

Name: Julie Z. Gao
Title:
Organization: Skadden
Tel: +852.3740.4835
e-mail: Julie.Gao@skadden.com
Fax : +852.3910.4835

14.2      The Fund understands that best efforts will be made to transmit transaction information for open market transactions under the Plan (purchase or sale) by the close of business on the day of the purchase or sale, but no later than the open of business on the first trading day following the purchase or sale.

14.3      The Fund acknowledges that Merrill Lynch (a) has no obligation to confirm receipt of any email or faxed information by the designated contact and (b) has no responsibility or liability for filing a Form 4 with the SEC or for compliance with Section 16 of the Exchange Act.

14.4      If any of the above contact information changes, or the Fund would like to terminate this authorization, the Fund will promptly notify Merrill Lynch in writing. The Fund further authorizes Merrill Lynch to transmit transaction information to a third party service provider who will make the information available to the Fund’s designated representative(s) listed above.

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Issuer Name: NQ Mobile Inc. Client Name: GSR Associates II, L.P. Symbol: NQ Start Date: [***]* End Date: [***]*

15.	Notices

All notices given by the parties under the Plan will be as set forth in the Sales Instruction.

GSR Associates II, L.P.

By:	GSR Partners II, L.P.
Its General Partner

By:	GSR Partners II, Ltd.
Its General Partner

By:	______________________
Authorized Signatory

Dated:	June 29, 2012

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Acknowledged and Agreed this 29th day of

June, 2012:

By: _____________________________

Name:

Title: Administrative Manager

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Issuer Name: NQ Mobile Inc. Client Name: GSR Associates II, L.P. Symbol: NQ Start Date: [***]* End Date: [***]*

Annex A –Issuer Certificate

This Annex A may not be amended except in accordance with the Plan.

1.      The Issuer certifies that it has approved, and retained a copy of, the Plan relating to the Shares.

2.      The Plan is consistent with Issuer’s insider trading policies, and, to the best of Issuer’s knowledge, there are no legal, contractual or regulatory restrictions applicable to Seller/Fund as of the date of this representation that would prohibit Seller/Fund from entering into the Plan or affecting any sale of Shares pursuant to the Plan.

3.      While the Plan is effective, Issuer agrees to provide notice as soon as practicable to Merrill Lynch in the event of: a legal, regulatory or contractual restriction applicable to Seller or Seller’s affiliates, including without limitation, under Regulation M, that would prohibit any sale pursuant to the Plan (other than any such restriction relating to Seller’s possession or alleged possession of material nonpublic information about the Issuer or its securities) (the notice merely stating that a restriction applies to Seller without specifying the reasons for the restriction) or any other reason or event that causes Issuer to determine that selling of the Shares under the Plan should be suspended.

The notice shall be provided by facsimile to Merrill Lynch as designated in the Sales Instruction. Such notice shall indicate the anticipated duration of the restriction but shall not include any other information about the nature of the restriction or its applicability to Seller. In any event, the Issuer shall not communicate any material nonpublic information about Issuer or its securities to Merrill Lynch with respect to the Plan.

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Issuer Name: NQ Mobile Inc. Client Name: GSR Associates II, L.P. Symbol: NQ Start Date: [***]* End Date: [***]*

4.      To avoid delays in connection with transfers of stock certificates and settlement of transactions under the Plan, and in acknowledgment of Merrill Lynch’s agreement in Section 5 of the Plan that sales of Shares under the Plan will be effected in compliance with Rule 144, the Issuer agrees that it will, (a)within a commercially reasonable time after its receipt of notice to Issuer of Seller’s directing delivery of Shares into an account at Merrill Lynch in the name of and for the benefit of Seller and (b) after Issuer’s receipt of evidence--reasonably satisfactory to the Issuer and its counsel--that Rule 144 has been complied with, instruct its transfer agent to process the transfer of Shares and issue a new certificate to Seller that does not bear any legend or statement restricting its transferability to a buyer.

Dated: June 29, 2012

By:___________________________

Title:

*CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Client Name: GSR Associates II L.P.

Plan Name: NQ-00002

Client's Name :	GSR Associates II L.P.
Issuer's Name :	NQ Mobile Inc.
Symbol :	NQ
Plan Name :	NQ-00002
Maximum Number of Shares to be sold :	1
Plan Start Date :	[***]
Plan End Date :	[***]
SEC Rule 144 Affiliate :	Yes
Section 16 Insider :	Yes
Applicable SEC Rule For Sales :	Rule 144
Special Instructions :	The quanity of "1" listed as the Maximum Number of Shares to be sold and in Section I of the scheduled orders table are placeholders only. The 1 share order shall be defined as a sufficient amount of shares to realize [***] US in proceeds after payment of commission, taxes and/or other related costs. *Reasonable best efforts will be used to calculate the number of shares to be sold based upon the market price of NQ on the Exchange on which it trades. The actual net proceeds of the sale may be slightly higher, but will not be less than, the amount specified. Net is defined as proceeds of sale after brokerage commissions plus customary third party transaction fees and other similar third party charges have been deducted. In the absence of a natural buyer, shares sold in any given day within the plan should not exceed 15% of the daily volume traded in the issuer. The number of shares sold may exceed 15% when sold to a natural buyer in line with current market prices at or above the limit order.

(Initial)

Page 1 of 3

Document generated on 6/29/2012 08:38

Merrill Lynch

SEC Rule 10b5-1 Sales

Instruction and Notice Provision - Annex

Client Name: GSR Associates II L.P.

Plan Name: NQ-00002

Section I: Scheduled Orders

Param ID	Sec Type	Date	Quantity	Price	TIF	Assoc Grants	Remarks
1.000	SHARES	[***]	1	[***]	GTC		Main Parameter

Section II: Grants

Not Applicable

(Initial)

Page 2 of 3

Document generated on 6/29/2012 08:38

Merrill Lynch

SEC Rule 10b5-1 Sales

Instruction and Notice Provision - Annex

Client Name: GSR Associates II L.P.

Plan Name: NQ-00002

Section III: Notice Provisions

FA Name:	Venture Services Group
FA Phone No:	415-576-8609
FA/Branch Fax No:	415-644-5700
Admin Manager Name:	Jeffrey Cougoule
Merrill Lynch Address:	600 California St., 8th Floor San Francisco, CA 94108 valerie_houts@ml.com
Client Address:	Address On File
FAX #:	

GSR Associates II, L.P. — (Client Name)

[signature] — (Signature)

29 Jun 2012 — (Date)

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Document generated on 6/29/2012 08:38